Exhibit 18.1

July 24, 2012

NorthWestern Corporation
3010 W. 69th Street
Sioux Falls, SD 57108

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the
Securities and Exchange Commission for the quarter ended June 30, 2012, of the facts relating to the change in the date of the annual goodwill impairment test from October 1 to April 1. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the
Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of NorthWestern Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2011. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned
Form 10-Q, on the related information furnished to us by officials of NorthWestern Corporation, or on the financial position, results of operations, or cash flows of NorthWestern Corporation and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2011.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota